Exhibit 16.1

November 24, 2020
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for Madison Square Garden Sports Corp. (the “Company”) and, under the date of August 28, 2020, we reported on the consolidated financial statements of the Company as of and for the years ended June 30, 2020 and 2019 and the effectiveness of internal control over financial reporting as of June 30, 2020. On November 18, 2020, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 24, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that during the fiscal years ended June 30, 2020 and 2019 and the subsequent interim periods through November 18, 2020, neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
/s/ KPMG LLP